THE CHASE MANHATTAN BANK
                                 270 Park Avenue
                            New York, New York 10017

                                   JP MORGAN,
                      a division of Chase Securities Inc.
                                 270 Park Avenue
                            New York, New York 10017




                                                          April 24, 2001

Heartland Springs Investment Company
c/o Heartland Industrial Partners, L.P.
320 Park Avenue
33rd Floor
New York, NY 10022

Attention: David A. Stockman



                                 Project Mill
                                 ------------
                 $700,000,000 Senior Secured Credit Facilities
                 ---------------------------------------------
                 $200,000,000 Receivables Purchase Facility
                 ------------------------------------------
                              Commitment Letter
                              -----------------


Ladies and Gentlemen:

            You have advised The Chase Manhattan Bank ("Chase") and JP Morgan, a division of Chase Securities Inc. ("JP Morgan"), that you intend to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meaning given to them in the Term Sheets (as defined below)). In connection therewith, (a) the Borrower will obtain senior secured credit facilities (the "Senior Facilities") in an aggregate principal amount of $700,000,000 and (b) a newly formed, wholly owned, bankruptcy-remote, special-purpose subsidiary or trust of the Borrower (the "Receivables Subsidiary") will obtain an off-balance-sheet receivables purchase facility (the "Receivables Facility" and, together with the Senior Facilities, the "Facilities") with an aggregate facility limit of $200,000,000.

            In connection with the Transactions, Chase is pleased to advise you of (a) its commitment to provide the entire principal amount of the Senior Facilities, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Senior Facilities Term Sheet"), and (b) its commitment to purchase (in the event a commercial paper conduit does not purchase) the entire amount of the participation interests to be sold under the Receivables Facility, upon the terms and subject to the conditions set forth in this Commitment Letter and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the "Receivables Facility Term Sheet" and, together with the Senior Facilities Term Sheet, the "Term Sheets") to the extent such terms and conditions are applicable to purchases by a Committed Purchaser.

            You hereby appoint JP Morgan to act, and JP Morgan hereby agrees to act, as sole and exclusive advisor, lead arranger and sole bookrunner for each of the Facilities on the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheets. You also hereby appoint Chase to act, and Chase hereby agrees to act, as sole and exclusive administrative and collateral agent for the Facilities on the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheets. Chase and JP Morgan understand that you may propose to appoint other agents and co-agents and award other titles in connection with the Facilities, but you agree that no additional agents, co-agents, arrangers, co-arrangers, managers or co-managers will be appointed and no other titles will be awarded in connection with the Facilities without the prior approval of Chase and JP Morgan.

            Chase reserves the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of its commitments hereunder to one or more financial institutions, reasonably acceptable to Chase and you, that will become parties to such definitive documentation pursuant to syndications to be managed by JP Morgan in consultation with you (the financial institutions becoming parties to such definitive documentation being collectively referred to as the "Lenders"). Upon the acceptance of the commitment of any Lender reasonably satisfactory to you to provide a portion of any of the Facilities, Chase shall be released from a portion of its commitment with respect to such Facility in an amount equal to such commitment of such Lender (it being understood and agreed that you will not unreasonably withhold your consent when presented with any proposed acceptance by Chase of commitments of other Lenders). You understand that the Senior Facilities and the Receivables Facility will be separately syndicated and that JP Morgan may commence syndication efforts promptly, and you agree actively to assist JP Morgan in completing timely and orderly syndications satisfactory to JP Morgan. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending relationships of you, Heartland Industrial Partners, L.P. ("Heartland") and the Borrower, (b) direct contact during the syndication between senior management, representatives and advisors of you, Heartland and the Borrower, on the one hand, and the proposed Lenders, on the other hand, (c) assistance (including the use of commercially reasonable efforts to cause Heartland and the Borrower and your and their respective affiliates and advisors to assist) in the preparation of Confidential Information Memoranda for the Facilities and other marketing materials to be used in connection with the syndications and (d) the hosting, with JP Morgan, of one or more meetings (to be held at times to be agreed upon between Chase, JP Morgan and you) among senior management, representatives and advisors of you, Heartland and the Borrower, on the one hand, and prospective Lenders, on the other hand.

            It is understood and agreed that JP Morgan will, in consultation with you, manage all aspects of the syndications, including selection of Lenders reasonably acceptable to Chase and you, determination of when JP Morgan will approach potential Lenders and the time of acceptance of the Lenders' commitments, any naming rights and the final allocations of the commitments among the Lenders. It is also understood and agreed that the amount and distribution of fees among the Lenders will be at JP Morgan's discretion, after consultation with you. To assist JP Morgan in its syndication efforts, you agree promptly to prepare and provide to JP Morgan and Chase (and to use commercially reasonable efforts to cause Heartland and the Borrower to provide) all information with respect to the Borrower and its subsidiaries, the Transactions and the other transactions contemplated hereby, including a business plan in form reasonably satisfactory to Chase and all other financial information and projections (the "Projections"), as JP Morgan or Chase may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to Chase or JP Morgan by or on behalf of you, the Borrower or its subsidiaries or any of your or their authorized representatives, when taken as a whole will be complete and correct in all material respects (after giving effect to all written updates thereto delivered to Chase or JP Morgan prior to the closing of the Facilities) and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Chase or JP Morgan by or on behalf of you, the Borrower or its subsidiaries or any of your or their authorized representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time the related Projections are made available to Chase or JP Morgan. You agree to supplement the Information and Projections from time to time until the closing of the Facilities so that the representations and covenants in the preceding sentence remain correct. In arranging the Facilities, including the syndications of the Facilities, Chase and JP Morgan will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

            As consideration for Chase's commitments hereunder and JP Morgan's agreement to structure, arrange and syndicate the Facilities and to provide advisory services in connection therewith, you agree to pay (or to cause the Borrower to pay) to Chase the fees as set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the "Fee Letter"). Once paid, such fees shall not be refundable under any circumstances.

            Chase's commitments hereunder and JP Morgan's agreement to perform the services described herein are subject to (a) Chase's not having discovered or otherwise become aware of information not previously disclosed to Chase that Chase believes to be inconsistent, in a manner that is material and adverse, with its understanding, based on information provided to Chase prior to the date hereof, of the business, operations, properties, assets, financial condition, contingent liabilities and material agreements of the Borrower and its subsidiaries, taken as a whole, (b) there not having occurred any material adverse change in the business, operations, properties, assets, financial condition, contingent liabilities or material agreements of the Borrower and its subsidiaries, taken as a whole, since January 1, 2000, (c) there not having occurred and being continuing a material disruption of or material adverse change in financial, banking or capital market conditions that, in Chase's reasonable judgment, could materially impair the syndication of any of the Facilities, (d) Chase's satisfaction that, prior to and during the syndication of the Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities of the Borrower and its subsidiaries being offered, placed or arranged, (e) the negotiation, execution and delivery of definitive documentation with respect to the Facilities reasonably satisfactory to Chase and its counsel, (f) JP Morgan's having been afforded a period of not less than 60 days following the date hereof to syndicate the Facilities, (g) your agreement that, in connection with any syndication of any credit facility for, or offering or placing of debt securities of, any entity sponsored or controlled by you or any of your affiliates, you will coordinate such syndication or offering with JP Morgan in order to ensure that such syndication or offering does not disrupt or otherwise interfere with the orderly syndication of the Facilities, (h) Chase's reasonable satisfaction in all respects (i) that the structure of the Transactions is consistent with the terms set forth in this Commitment Letter and the exhibits hereto and (ii) with the material terms of the Recapitalization Agreement and all other agreements to be entered into in connection with the Transactions, (i) Chase's completion of, and satisfaction in all respects with, its ongoing legal, environmental, tax and accounting due diligence investigation of the Borrower and its subsidiaries, the Transactions and the other transactions contemplated hereby and (j) the other conditions set forth in the Term Sheets. Those matters that are not covered by or made clear under the provisions hereof and of the Term Sheets are subject to the approval and agreement of Chase, JP Morgan and you.

            By executing this Commitment Letter, you agree (a) to indemnify and hold harmless JP Morgan, Chase and their respective officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such persons may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheets, the Transactions, the Facilities or any related document or transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified
           --------
party, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final judgment of a court to have resulted from the willful misconduct or gross negligence of such indemnified party, and (b) to reimburse JP Morgan and Chase from time to time, upon presentation of a summary statement, for (i) all reasonable out-of-pocket expenses (including but not limited to reasonable fees and expenses of Chase's due diligence investigation, consultants' fees, rating agency fees, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel) and (ii) internally allocated charges and expenses related to Chase's initial and ongoing examination of the assets underlying the Receivables Facility, in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheets, the Fee Letter, the definitive and all other documentation for the Facilities and any security arrangements in connection therewith. No indemnified person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with its activities related to the Facilities.

            You acknowledge that Chase, JP Morgan and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither Chase, JP Morgan nor any of their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by Chase, JP Morgan or any of their affiliates of services for other companies, and neither Chase, JP Morgan nor any of their affiliates will furnish any such information to other companies. You also acknowledge that neither Chase, JP Morgan nor any of their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Borrower or its subsidiaries confidential information obtained by Chase or JP Morgan or any of their affiliates from other companies.

            This Commitment Letter and Chase's commitments hereunder shall not be assignable by you without the prior written consent of Chase, and any attempted assignment without such consent shall be void; provided, however, that
                                                         --------  -------
this Commitment Letter, Chase's commitments hereunder and the Fee Letter may be assigned by you to the Borrower pursuant to an instrument in writing reasonably satisfactory to Chase, so long as you remain liable for all your obligations hereunder and thereunder. Any and all obligations of, and services to be provided by, Chase or JP Morgan hereunder may be performed, and any and all rights of Chase or JP Morgan hereunder may be exercised, by or through their respective affiliates. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by Chase, JP Morgan and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

            This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person without the prior approval of Chase except (a) to your affiliates and Heartland's limited partners, together with your and their respective officers, agents and advisors, in each case who are directly involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof) and (c) after your acceptance of the terms of this Commitment Letter and of the Fee Letter, you may disclose the existence of this Commitment Letter and a summary of the principal terms and conditions of Chase's commitments hereunder in any public filings to be made in connection with the Borrower's solicitation of proxies from its stockholders for purposes of obtaining the approval of such stockholders for the Transactions, provided
                                                                     --------
that any such disclosure that is in writing shall be subject to Chase's prior review and approval (such approval not to be unreasonably withheld), and provided further that you may disclose this Commitment Letter and the Term
-------- -------
Sheets, and their terms and substance and the fifth paragraph of the Fee Letter (but not the remainder of the Fee Letter or the remainder of its terms and substance), on a confidential and need-to-know basis, to the Borrower and its officers, employees, attorneys, accountants and advisors and to prospective Investors.

            Please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to Chase the enclosed duplicate originals (or facsimiles) of this Commitment Letter not later than 5:00 p.m., New York City time, on April 27, 2001. Chase's commitments under this Commitment Letter will expire at such time in the event that Chase has not received such executed duplicate originals (or facsimiles) in accordance with the immediately preceding sentence. In the event that the initial borrowing under the Senior Facilities does not occur on or before the earlier of (a) 90 days after the date that the Recapitalization Agreement is executed and (b) 120 days after the date of this Commitment Letter, then this Commitment Letter and Chase's commitments hereunder shall automatically terminate unless Chase and JP Morgan shall, in their discretion, agree to an extension. The compensation, reimbursement, indemnification and confidentiality provisions contained herein, in the Fee Letter and in any related documentation shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Chase's commitments hereunder.

            Chase and JP Morgan are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.


                                    Very truly yours,

                                    THE CHASE MANHATTAN BANK,

                                      by  /s/ Bruce Borden
                                        ----------------------------------
                                        Name:  Bruce Borden
                                        Title: Vice President


                                    JP MORGAN, a division of Chase
                                    Securities Inc.,

                                      by  /s/ Bruce Borden
                                        ----------------------------------
                                        Name:  Bruce Borden
                                        Title: Vice President


Accepted and agreed to as of the date first above written:

HEARTLAND SPRINGS
INVESTMENT COMPANY,

by  /s/ David A. Stockman
  ----------------------------------
  Name:  David A. Stockman
  Title: President

CONFIDENTIAL                                                   EXHIBIT A
April 24, 2001


                                  Project Mill
                                  ------------
                  $700,000,000 Senior Secured Credit Facilities
                  ---------------------------------------------
                    Summary of Principal Terms and Conditions
                    -----------------------------------------



Borrower:               A South Carolina corporation identified to The Chase
---------               Manhattan Bank ("Chase") as "Mill" (the "Borrower).

Recapitalization:       Pursuant to or in connection with the Recapitalization
-----------------       Agreement (the "Recapitalization Agreement") to be
                        entered into between the Borrower and a newly formed
                        South Carolina corporation ("Merger Subsidiary") all the outstanding equity interests of which will be owned by Heartland Industrial Partners, L.P. ("Heartland"), certain of its affiliates (including investors in Heartland) and certain other investors reasonably satisfactory to Chase (collectively, the "Investors"),
                        (a) the Investors will contribute (the "Equity
                        Contribution") an aggregate amount of not less than $225,000,000 in cash to Merger Subsidiary as common equity, (b) Merger Subsidiary will merge with and into the Borrower (the "Merger"), with the Borrower being the surviving corporation in the Merger, and (c) pursuant to the Merger, (i) the pre-Merger common stockholders (and holders of "in the money" options and other common equity equivalents to acquire common stock) of the Borrower, other than the Rollover Stockholders (as defined below), will receive on the Closing Date (as defined below), in the aggregate $853,500,000 in cash
                        (the "Merger Consideration") (and all options and other common equity equivalents will be extinguished) and (ii) the principal stockholders (the "Family Stockholders") and certain members of management (collectively with the Family Stockholders, the "Rollover Stockholders") will retain common stock in the Borrower having a value on the Closing Date of $290,900,000 (collectively, the
                        "Equity Rollover"). The Merger is intended to be structured as a recapitalization for accounting purposes, and the foregoing transactions are collectively referred to herein as the "Recapitalization".

                        In connection with the Recapitalization, (a) the Borrower will obtain the senior secured credit facilities (the "Senior Facilities") described below under the caption "Senior Facilities" on the date on which the Recapitalization is consummated (the "Closing Date"), (b) a newly formed, wholly owned, bankruptcy-remote, special-purpose subsidiary or trust of the Borrower (the "Receivables Subsidiary") will obtain an off-balance-sheet receivables purchase facility (the "Receivables Facility") in an aggregate amount of $200,000,000, approximately $165,000,000 of which is expected to be funded on the Closing Date (the "Receivables Facility Proceeds"), (c) the Borrower and each of its subsidiaries will repay in full all their existing indebtedness (such repaid indebtedness, the "Repaid Indebtedness") other than up to $28,600,000 in aggregate face amount of Industrial Revenue Bonds (the "Industrial Revenue Bonds"), which Industrial Revenue Bonds shall be redeemed only if required by their terms to be redeemed in connection with the Recapitalization, and all documentation evidencing such Repaid Indebtedness and any related guarantee or collateral documents will be terminated and (d) costs and expenses (the "Transaction Costs") incurred in connection with the Transactions will be paid. The transactions described in this paragraph and the immediately preceding paragraph, together with the Recapitalization and the other transactions contemplated hereby, are collectively referred to herein as the "Transactions".

Agent:                  Chase will act as sole and exclusive administrative and
------                  collateral agent (collectively, the "Agent") for a
                        syndicate of financial institutions reasonably satisfactory to Chase and the Borrower (the "Lenders"), and will perform the duties customarily associated with such roles.

Advisor, Arranger and   JP Morgan, a division of Chase Securities Inc. ("JP
---------------------   Morgan") will act as sole and exclusive advisor, lead
Bookrunner:             arranger and sole bookrunner for the Senior Facilities
-----------             (the "Arranger"), will perform the duties customarily
                        associated with such roles and will manage the syndication of the Senior Facilities.

Senior Facilities:      (A)  Two Senior Secured Term Loan Facilities in an
------------------           aggregate principal amount of up to $500,000,000
                             (the "Term Loan Facilities"), consisting of (a)
                             Tranche A Term Loan Facility in an aggregate principal amount of up to $200,000,000 (the
                             "Tranche A Facility"), to be made available to the Borrower on the Closing Date, and (b) a Tranche B
                             Term Loan Facility in an aggregate principal amount of $300,000,000 (the "Tranche B Facility"), to be made available to the Borrower on the Closing Date.

                        (B) A Senior Secured Revolving Credit Facility in an aggregate principal amount of up to $200,000,000 (the "Revolving Facility"). Up to an amount to be agreed upon of the Revolving Facility will be available in the form of letters of credit.

Purpose:                (A)  The net proceeds of the Term Loan Facilities, the
--------                     Initial Revolver Borrowing (as defined below) and
                             the Receivables Facility Proceeds will be used by the Borrower on the Closing Date, together with the proceeds from the Equity Contribution, solely (a) to pay the Merger Consideration, (b) to repay all principal, interest, fees and other amounts outstanding under the Repaid Indebtedness and (c) to pay the Transaction Costs. The estimated sources and uses of the funds necessary to consummate the Transactions and the other transactions contemplated hereby are set forth on Annex II hereto.

                        (B) The proceeds of loans under the Revolving Facility will be used by the Borrower for general corporate purposes.

                        (C) Letters of credit will be used by the Borrower on and after the Closing Date for general corporate purposes.

Availability:           (A)  The full amount of the Term Loan Facilities must be
-------------                drawn in a single drawing on the Closing Date.
                             Amounts borrowed under the Term Loan Facilities that are repaid or prepaid may not be reborrowed.

                        (B) Loans under the Revolving Facility will be available on and after the Closing Date and at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. A borrowing in the amount contemplated on Annex II hereto (the "Initial Revolver Borrowing") will be made under the Revolving Facility on the Closing Date. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates          As set forth on Annex I hereto.
--------------
and Fees:
---------

Default Rate:           With respect to overdue principal, the applicable
-------------           interest rate plus 2.0% per annum and, with respect to
                        any other overdue amount, the interest rate then applicable to loans bearing interest based on Chase's
                        Alternate Base Rate plus 2.0% per annum.

Letters of Credit:      Letters of credit under the Revolving Facility will be
------------------      issued by Chase or one of its affiliates (the "Issuing
                        Bank"). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility.

                        Drawings under any letter of credit shall be reimbursed by the Borrower on the same business day. To the extent that the Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

                        The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Final Maturity and      (A)  The Tranche A Facility will mature on the date that
------------------           is five years and six months after the Closing Date
Amoritization:               and will amortize on a quarterly basis under a
--------------               schedule to be agreed upon.

                        (B) The Tranche B Facility will mature on the date that is seven years after the Closing Date and will amortize on a quarterly basis under a schedule to be agreed upon.

                        (C) The Revolving Facility will mature on the date that is five years and six months after the Closing Date.

Guarantees:             All obligations of the Borrower under the Senior
-----------             Facilities and under any interest rate protection or
                        other hedging arrangements entered into with a Lender
                        (or any affiliate thereof) will be unconditionally guaranteed (the "Guarantees") by each existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences to the Borrower would result therefrom, foreign) subsidiary of the Borrower, other than the Receivables Subsidiary.

Security:               The Senior Facilities, the Guarantees and any interest
---------               rate protection and other hedging arrangements entered
                        into with a Lender (or any affiliate thereof) will be secured by all the assets (other than real property and specified assets set forth on a schedule to be agreed upon) of the Borrower and each other existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences to the Borrower would result therefrom, foreign) subsidiary (other than the Receivables Subsidiary) of the Borrower (collectively, the "Collateral"), including but not limited to (a) a first-priority pledge of all the capital stock (held by the Borrower or any other domestic (or, subject to the foregoing limitation, foreign) subsidiary of the Borrower) of each existing and subsequently acquired or organized subsidiary (including, without limitation, the Receivables Subsidiary) of the Borrower (which pledge, in the case of any foreign subsidiary, shall be limited to 65% of the capital stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Borrower) and
                        (b) perfected first-priority security interests in substantially all tangible and intangible assets (other than real property and specified assets set forth on a schedule to be agreed upon) of the Borrower and each existing or subsequently acquired or organized domestic subsidiary (other than the Receivables Subsidiary) of the Borrower (including but not limited to accounts receivable, inventory, trademarks, other intellectual property, cash and proceeds of the foregoing, but excluding (i) receivables sold to the Receivables
                        Subsidiary pursuant to the Receivables Facility in a maximum amount to be agreed upon, (ii) assets financed through capital leases or purchase money indebtedness in amounts to be agreed upon, (iii) assets securing the Industrial Revenue Bonds on the Closing Date and (iv) those assets as to which the Agent shall determine in its reasonable discretion, after consultation with the Borrower, that the costs of obtaining a security interest are excessive in relation to the value of the security afforded thereby).

                        In the event that the Total Leverage Ratio (as defined below) is greater than a level to be agreed upon or other events to be determined occur, the Borrower will contribute upon the request of the Agent or the Required Lenders (as defined below) a substantial majority of its assets, including all the capital stock of its subsidiaries, to a newly formed Delaware corporation ("Newco") that will be a wholly owned subsidiary of the Borrower. Newco will assume all the Borrower's obligations as a borrower under the Senior Facilities. All obligations of Newco under the Senior Facilities and under any interest rate protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be unconditionally guaranteed by the Borrower, and Newco's capital stock will be pledged to the Agent for the benefit of the Lenders.

                        All the above-described pledges and security interests shall be created on terms, and pursuant to documentation, satisfactory to the Lenders, and none of the Collateral shall be subject to any other pledges or security interests other than certain customary permitted liens to be agreed upon.

Mandatory               Loans under the Term Loan Facilities shall be prepaid
---------               with (a) a percentage to be agreed upon of Excess Cash
Prepayments:            Flow (to be defined), (b) 100% of the net cash proceeds
------------            of all asset sales or other dispositions of property by
                        the Borrower and its subsidiaries (including insurance and condemnation proceeds in excess of an agreed-upon amount, but excluding receivables sold to the Receivables Subsidiary pursuant to the Receivables
                        Facility in a maximum amount to be agreed upon), subject to limited exceptions to be agreed upon (including an exception permitting the reinvestment of such proceeds within one year of the receipt thereof, subject to procedural requirements to be agreed upon and an exception for scheduled assets to be agreed upon), and
                        (c) 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its subsidiaries, other than permitted debt.

                        The above described mandatory prepayments shall be allocated pro rata among each of the Term Loan Facilities, subject to the provisions set forth under the caption "Special Application Provisions". Within each Term Loan Facility, mandatory prepayments shall be applied pro rata to reduce the remaining amortization payments under such Term Loan Facility.

Special Application     Any holder of loans under the Tranche B Facility may, so
-------------------     long as loans are outstanding under the Tranche A
Provisions:             Facility, decline to accept any mandatory prepayment
-----------             described above and, under such circumstances, all
                        amounts that would otherwise be used to prepay the loans of such Lender under the Tranche B Facility shall be used to prepay loans under the Tranche A Facility (and within the Tranche A Facility shall be applied pro rata to reduce the remaining amortization payments under the Tranche A Facility).

Voluntary Prepayments/ Voluntary prepayments of borrowings under the Senior ---------------------- Facilities, and voluntary reductions of the unutilized
Reductions in           portion of the Revolving Facility commitments, will be
-------------           permitted at any time, in minimum principal amounts to
Commitments:            be agreed upon, without premium or penalty, subject to
------------            reimbursement of the Lenders' redeployment costs in the
                        case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant Interest Period (to be defined). All voluntary prepayments of the Term Loan
                        Facilities will be allocated between the Term Loan
                        Facilities on a pro rata basis, and within each such Facility, (a) 50% of each such voluntary prepayment shall be applied to the next two scheduled amortization payments occurring within the next twelve months under such Term Loan Facility (provided that if such 50% of such voluntary prepayment exceeds the amount of such next two scheduled amortization payments, the amount of such excess shall be applied in accordance with clause
                        (b) of this sentence) and (b) the remaining 50% of each such voluntary prepayment (and any excess referred to in clause (a) of this sentence) shall be applied pro rata to the remaining amortization payments under such Term Loan Facility.

Representations and     Usual for facilities and transactions of this type and
-------------------     others to be reasonably specified by the Agent
Warranties:             (including materiality concepts to be agreed upon),
-----------             including, without limitation, accuracy of financial
                        statements; no material adverse change; absence of litigation; no violation of agreements or instruments;
                        compliance with laws (including but not limited to ERISA, margin regulations and environmental laws);
                        payment of taxes; ownership of properties;
                        inapplicability of the Investment Company Act; solvency;
                        effectiveness of regulatory approvals; labor matters;
                        environmental matters; accuracy of information;
                        validity, priority and perfection of security interests in the collateral; and enforceability of the Guarantees.

Conditions Precedent to Usual for facilities and transactions of this type, ----------------------- those specified below and others to be reasonably
Initial Borrowing:      specified by the Agent, including, without limitation,
------------------      delivery of satisfactory legal opinions, audited
                        financial statements and other financial information to be agreed upon; first-priority perfected security interests in the Collateral (free and clear of all liens, subject to limited exceptions to be agreed upon);
                        execution of the Guarantees, which shall be in full force and effect; accuracy of representations and warranties; absence of defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the Transactions and the other transactions contemplated hereby; evidence of authority;
                        compliance with applicable laws and regulations
                        (including but not limited to ERISA, margin regulations and environmental laws); absence of material adverse change in the business, operations, and assets, financial condition, contingent liabilities or material agreements of the Borrower and its subsidiaries, taken as a whole, since January 1, 2000; payment of fees and expenses; and obtaining of satisfactory insurance.

                        The initial borrowing under the Senior Facilities will also be subject to the applicable conditions precedent set forth on Annex III hereto.

Affirmative Covenants: Usual for facilities and transactions of this type and ---------------------- others to be reasonably specified by the Agent (to be applicable to the Borrower and its subsidiaries, and with limited exceptions to be agreed upon), including, without limitation, maintenance of corporate existence and rights; performance of obligations; delivery of audited annual consolidated and consolidating financial statements for the Borrower unaudited quarterly consolidated financial statements for the Borrower and other financial information; delivery of notices of default, litigation and material adverse change; maintenance of properties in good working order; maintenance of satisfactory insurance; compliance with laws; inspection of books and properties; further assurances; and payment of taxes.

                        The Credit Agreement will also require that the Borrower maintain appropriate interest protection and other hedging arrangements with one or more Lenders (or affiliates thereof) on terms reasonably satisfactory to the Agent.

Negative Covenants:     Usual for facilities and transactions of this type and
-------------------     others to be reasonably specified by the Agent (to be
                        applicable to the Borrower and its subsidiaries, and with limited exceptions to be agreed upon), including, without limitation, limitations on dividends or other distributions on capital stock; limitations on redemptions and repurchases of capital stock;
                        prohibition of prepayments, redemptions and repurchases of debt (other than loans under the Senior Facilities);
                        limitations on liens, sale-leaseback transactions and certain other lease transactions; limitations on loans and investments; limitations on debt (including limitations on hedging arrangements); limitations on the issuance of preferred stock; limitations on capital expenditures; limitations on recapitalizations, acquisitions and asset sales (other than sales of receivables effected pursuant to the Receivables
                        Facility in a maximum amount to be agreed upon);
                        limitations on transactions with affiliates; limitations on changes in business conducted by the Borrower and its subsidiaries; and limitations on amendments of debt.

Selected Financial      Usual for facilities and transactions of this type,
------------------      including, without limitation, (a) a maximum total
Covenants:              leverage ratio (the "Total Leverage Ratio"), the
----------              definition of which will be agreed upon (it being
                        understood that such ratio shall be calculated (i) at any time by including the amount of the Receivables
                        Facility at such time and (ii) by including pro forma adjustments to consolidated EBITDA (to be defined) to the extent permitted by Regulation S-X), (b) a minimum interest coverage ratio and (c) limitations on capital expenditures, in each case with definitions and levels to be agreed upon.

Events of Default:      Usual for facilities and transactions of this type and
------------------      others to be reasonably specified by the Agent,
                        including, without limitation, nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties in any material respect, cross default and cross acceleration (including to the Receivables Facility), bankruptcy, material judgments,
                        ERISA, actual or asserted invalidity of security documents or guarantees and Change in Control (the definition of which will be agreed upon).

Voting:                 Amendments and waivers of the Credit Agreement (to be
-------                 defined) and the other definitive credit documentation
                        will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Facilities (the "Required Lenders"), except that (a) the consent of each Lender adversely affected thereby shall be required with respect to, among other things, (i) increases in commitments of such Lender, (ii) reductions of principal, interest or fees,
                        (iii) extensions of scheduled amortization or final maturity and (iv) releases of all or substantially all the Collateral or the guarantees and (b) the consent of Lenders holding more than 50% of each adversely affected tranche of the

                        Term Loan Facilities shall be required with respect to any amendment that changes the allocation between the Term Loan Facilities of any voluntary or mandatory prepayments of loans under the Term Loan Facilities (or the application of such prepayments to the remaining amortization payments under the Term Loan Facilities).

Cost and Yield          Usual for facilities and transactions of this type.
--------------
Protection:
-----------

Assignments and         The Lenders will be permitted to assign loans and
---------------         commitments to other Lenders (or their affiliates) or to
Participation:          any Federal Reserve Bank without restriction, or to
--------------          other financial institutions with the consent of the
                        Borrower and the Agent, in each case not to be unreasonably withheld. Each assignment (except to other
                        Lenders or their affiliates) will be in a minimum amount of (a) $5,000,000 in respect of loans under the Tranche
                        A Facility and the Revolving Facility and (b) $1,000,000 in respect of loans under the Tranche B Facility. The
                        Agent will receive a processing and recordation fee of $3,500, payable by the assignor and or the assignee, with each assignment. Assignments will be by novation and will not be required to be pro rata among the Senior
                        Facilities.

                        The Lenders will be permitted to participate loans and commitments without restriction to other financial institutions. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest or fees, (c) extensions of scheduled amortization or final maturity and (d) releases of all or substantially all the Collateral or the guarantees.

Expenses and            All reasonable out-of-pocket expenses (including,
------------            without limitation, expenses incurred in connection with
Indemnification:        due diligence) of the Arranger and the Agent associated
----------------        with the syndication of the Senior Facilities and with
                        the preparation, execution and delivery, administration, waiver or modification and enforcement of the Credit
                        Agreement and the other documentation contemplated hereby and thereby (including the reasonable fees, disbursements and other charges of counsel) are to be paid by the Borrower. In addition, all reasonable out-of-pocket expenses of the Lenders for enforcement costs and documentary taxes associated with the Senior
                        Facilities are to be paid by the Borrower.

                        The Borrower will indemnify the Arranger, the Agent and the other Lenders and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of the Arranger, the Agent and the other Lenders arising out of or relating to any claim or any litigation or other proceedings (regardless of whether the Arranger, the Agent or any other Lender is a party thereto) that relate to the Transactions or any other transactions contemplated hereby, provided that none of
                                                          --------
                        the Arranger, the Agent or any other Lender will be indemnified for its gross negligence or willful misconduct.

Governing Law and       New York.
------------------
Forum:
------

Counsel to Agent        Cravath, Swaine & Moore.
----------------
and Arranger:
-------------

                                                                         ANNEX I


Interest Rates:               The interest rates under the Senior
---------------               Facilities will be as follows:

                              Tranche A Facility
                              ------------------

                              At the option of the Borrower, Adjusted LIBOR plus 1.75% or ABR plus 0.75%.

                              Tranche B Facility
                              ------------------

                              At the option of the Borrower, Adjusted LIBOR plus 2.25% or ABR plus 1.25%.

                              Revolving Facility
                              ------------------

                              At the option of the Borrower, Adjusted LIBOR plus 1.75% or ABR plus 0.75%.

                              All Senior Facilities
                              ---------------------

                              The Borrower may elect interest periods of 1, 2, 3 or 6 months (or 9 or 12 months, if available from all the Lenders) for Adjusted LIBOR borrowings.

                              Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months or 90 days, as the case may be.

                              ABR is the Alternate Base Rate, which is the highest of Chase's Prime Rate, the Federal Funds Effective Rate plus 1/2 of 1% and the Base CD Rate plus 1%.

                              Adjusted LIBOR and the Base CD Rate will at all times include statutory reserves (and, in the case of the Base CD Rate, FDIC assessment rates).

Letter of Credit Fee:         A per annum fee equal to the spread over
---------------------         Adjusted LIBOR under the Revolving
                              Facility will accrue on the aggregate
                              face amount of outstanding letters of
                              credit under the Revolving Facility,
                              payable in arrears at the end of each
                              quarter and upon the termination of the
                              Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender's Revolving Facility commitment.
                              In addition, the Borrower shall pay to
                              the Issuing Bank, for its own account,
                              (a) a fronting fee of 0.25% per annum on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a

                              360-day year, and (b) customary issuance and administration fees.

Commitment Fees:              With respect to any day, 0.40% per annum
----------------              on the undrawn portion of the commitments in
                              respect of the Revolving Facility commencing to accrue on the Closing Date and payable quarterly in arrears after the Closing Date.

Adjustments to Interest       The interest rates and the commitment fees in
-----------------------       respect of the Tranche A Facility and the
Rates and Commitment Fees:    Revolving Facility will be subject to adjustment
--------------------------    after a date to be agreed upon based upon the
                              Total Leverage Ratio for the period of four consecutive fiscal quarters most recently ended as of such date of determination, as follows:

   -------------------------------------------

       Total      Adjusted   ABR    Revolving
      Leverage     LIBOR    Loans   Facility
       Ratio       Loans            Commitment
                                       Fee
   -------------------------------------------

    > 3.00         2.00%    1.00%     0.50%
   -------------------------------------------

    > 2.25 and <=  1.75%    0.75%     0.40%
      3.00
   -------------------------------------------

    > 1.50 and <=  1.50%    0.50%     0.30%
      2.25
   -------------------------------------------

   <= 1.50        1.25%    0.25%     0.25%
   -------------------------------------------

                              The interest rates in respect of the Tranche B Facility will be subject to adjustment after a date to be agreed upon based upon the Total Leverage Ratio for the period of four consecutive fiscal quarters most recently ended as of such date of determination, as follows:

-------------------------------------------
  Total Leverage      Adjusted     ABR
       Ratio         LIBOR Loans  Loans
-------------------------------------------

 >  3.00               2.50%      1.50%
-------------------------------------------

 <= 3.00               2.25%      1.25%
-------------------------------------------

                              Each of the interest rates (but not the commitment
                              fees) set forth in the tables above shall be
                              increased by 0.25% for each Ratings Reduction Level. Ratings Reduction Level shall mean the higher of (a) the number of ratings levels below BBB- at which the Borrower's senior secured debt is rated by Standard and Poor's Ratings Service ("S&P") and (b) the number of ratings levels below Baa3 at which the Borrower's senior secured debt is rated by Moody's Investors Service, Inc. ("Moody's"), provided that at no time shall any
                                           --------
                              interest rate be more than 0.50% higher than the applicable interest rate set forth in the tables above.

                                                                        ANNEX II


           Estimated Sources and Uses of Funds on the Closing Date
           -------------------------------------------------------
                           (in millions of dollars)
                           ------------------------

   Uses of Funds                             Sources of Funds
   -------------                             ----------------
Merger Consideration          $ 853.5        Industrial Revenue Bonds            28.6 (2)

Repaid Indebtedness             316.7 (1)    Revolving Facility Loans            38.4 (2)

Industrial Revenue Bonds         28.6 (2)    Tranche A Facility                 200.0

Transaction Costs                49.1        Tranche B Facility                 300.0
                               ------
                                             Receivables Facilities Proceeds    165.0 (3)

                                             Equity Rollover                    290.9 (4)

                                             Equity Contribution                225.0 (4)
                                                                                -----



Total Uses                   $1,247.9     Total Sources                      $1,247.9
                             ========                                        ========





----------------------------------------
   1 This amount may be higher or lower in consultation with the Agent depending on working capital needs on the Closing Date.

   2 Amount expected to be drawn under the $200,000,000 Revolving Facility on the Closing Date to fund the Transaction, except that this amount may be higher or lower in consultation with the Agent depending on working capital needs on the Closing Date, amounts required to redeem Industrial Revenue Bonds and the amount drawn on the Receivables Facility.

   3 Amount expected to be drawn under the $200,000,000 Receivables Facility on the Closing Date to fund the Transaction, except that this amount may be higher or lower in consultation with the Agent depending on working capital needs on the Closing Date. In addition, a portion of this amount may be funded by additional borrowings under the Revolving Facility.

   4 Heartland may purchase a portion of the shares of common stock held by the Family Stockholders not subject to the Equity Rollover directly instead of through the Recapitalization.

                                                                     ANNEX III


                                  Project Mill
                                  ------------
                  $700,000,000 Senior Secured Credit Facilities
                  ---------------------------------------------
                   $200,000,000 Receivables Purchase Facility
                   ------------------------------------------
                   Summary of Additional Conditions Precedent
                   ------------------------------------------


      Except as otherwise set forth below, the initial borrowing under each of the Facilities shall be subject to the following conditions precedent:

    1. The Recapitalization shall be consummated simultaneously with the closing of the Senior Facilities in accordance with applicable law, the Recapitalization Agreement (without giving effect to any amendments not approved by the Agent) and all other related documentation, and the Lenders shall be satisfied that the Transaction Costs payable on the Closing Date shall not exceed an amount contemplated in Annex II.

    2. With respect to the Senior Facilities, the Borrower shall have received not less than an amount in cash contemplated in Annex II from sales of receivables under the Receivables Facility. The terms and conditions of the Receivables Facility (including but not limited to terms and conditions relating to interest rates, fees, amortization, maturity, redemption, covenants, events of default and remedies) shall be reasonably satisfactory in all respects to the Agent (it being understood that the terms and conditions set forth in Exhibit B to the Commitment Letter to which this Annex is attached are satisfactory to the Agent).

    3. After giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and its subsidiaries shall have outstanding no indebtedness (including any receivables facility or securitization) or preferred stock other than (a) the loans and other extensions of credit under the Senior Facilities, (b) the Industrial Revenue Bonds and (c) other limited indebtedness to be agreed upon, and the terms and conditions of all indebtedness to remain outstanding after the Closing Date (it being understood and agreed that the terms and conditions of the Industrial Revenue Bonds as provided to the Agent prior to the date hereof, are acceptable to the Agent).

    4. The Equity Contribution shall have been received, and the Rollover Stockholders shall have retained common stock contemplated by the Equity Rollover.

    5. The Lenders shall have received unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Borrower for (a) each fiscal quarter ended after the most recently received audited financial statements and ended 30 days before the Closing Date and (b) each fiscal month after the most recent fiscal quarter for which financial statements were received by the Lenders as described above and ended 30 days before the Closing Date.

    6. The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as of the Closing Date, after giving effect to the Transactions, which balance sheet shall not be materially inconsistent with the forecasts previously provided to the Lenders, except for changes occurring in the ordinary course of business.

    7. The Agent shall be reasonably satisfied in all respects as to the amount and nature of the environmental and employee health and safety exposures to which the Borrower and its subsidiaries may be subject after giving effect to the Transactions, and the plans of the Borrower or such subsidiaries with respect thereto. To the extent requested by the Agent, the Lenders shall have received environmental assessments (including, if applicable, Phase I reports) reasonably satisfactory to the Agent from an environmental consulting firm reasonably satisfactory to the Agent.

    8. There shall be no litigation or administrative proceeding that would reasonably be expected to have a material adverse effect on (a) the business, operations, properties, assets, financial condition, contingent liabilities, or material agreements of the Borrower and its subsidiaries, taken as a whole, after giving effect to the Transactions or (b) the ability of the parties to consummate the Transactions.

    9. The Agent shall be reasonably satisfied in all respects as to the tax position and the contingent tax and other liabilities of the Borrower and its subsidiaries after giving effect to the Transactions, and the plans of the Borrower with respect thereto. The Lenders shall be reasonably satisfied in all respects with any tax sharing agreements to which the Borrower and its subsidiaries will be parties following the Closing Date.

    10. The Lenders shall have received a solvency letter or certificate, in form and substance reasonably satisfactory to the Agent, together with such other evidence reasonably requested by the Lenders, confirming the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions.

    11. The consummation of the Transactions shall not (a) violate any applicable law, statute, rule or regulation or (b) conflict with, or result in a default or event of default under, any material agreement of the Borrower or any of its subsidiaries, after giving effect to the Transactions, and the Agent shall have received one or more legal opinions to such effect, reasonably satisfactory to the Agent, from counsel to the Borrower reasonably satisfactory to the Agent.

    12. All requisite material governmental authorities and third parties shall have approved or consented to the Transactions to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

    13. The Lenders shall have received a certificate of a financial officer of the Borrower with respect to the Total Leverage Ratio for the twelve-month period ending on the last day of the most recently completed fiscal month that ended at least 30 days prior to the Closing Date, and such Total Leverage Ratio shall be less than 3.20 to 1.00 (it being understood that such ratio shall be calculated by including the amount of the Receivables Facility).

                                                                     EXHIBIT B



                                  Project Mill
                                  ------------
                   $200,000,000 Receivables Purchase Facility
                   ------------------------------------------
                    Summary of Principal Terms and Conditions
                    -----------------------------------------


I.    DESCRIPTION OF THE TRANSACTIONS

Recapitalization and other As set forth in Exhibit A to the Commitment Letter -------------------------- ("Exhibit A") to which this Exhibit B is attached.
Transactions:                 Terms used but not defined herein shall have the
------------                  meanings assigned to such terms in such Exhibit A.

II.   GENERAL STRUCTURE

Facility:                     A trade receivables commercial paper
--------                      co-purchase facility (the "Receivables
                              Facility").

Sellers:                      The Borrower and its wholly owned
-------                       subsidiaries designated as sellers under
                              the Receivables Facility (the "Sellers").

Receivables Subsidiary:       A newly formed, wholly owned,
----------------------        bankruptcy-remote, special-purpose
                              subsidiary of the Borrower (collectively, the "Receivables Subsidiary"). The
                              Receivables Subsidiary will (a) satisfy
                              certain criteria acceptable to the
                              Funding Agent designed to ensure that the assets and liabilities of the Receivables
                              Subsidiary will not be substantively
                              consolidated with those of the Sellers
                              and (b) purchase receivables and Related
                              Security (to be defined) from the Sellers in "true sale" transactions as described below.

                              The Sellers will initially capitalize the Receivables Subsidiary with cash in an amount sufficient, together with amounts available under the Receivables Facility, to fund the purchases under the Receivables Purchase Agreement (the "RPA"). Purchases under the RPA will be made with customary limited recourse to the Sellers to the extent necessary to preserve the nature of the transaction as a true sale.

Receivables Facility          The Sellers will sell the Eligible
---------------------
Description:                  Receivables (as defined below) in
-----------                   existence on the Closing Date and arising on each
                              day thereafter to the Receivables Subsidiary pursuant to the RPA (such Eligible Receivables so sold, the "Receivables"). The Receivables
                              Subsidiary will then transfer Transferred
                              Interests (as defined below) to the Purchasers (as defined below) pursuant to a Receivables Transfer
                              Agreement (the "RTA"). The RPA and the RTA will each contain terms and conditions customary for agreements of their type, and others to be specified by the Arranger.

Receivables Facility Limit:   Up to $200,000,000 (the "Facility
--------------------------    Limit"). The Facility Limit is subject to receipt
                              and review of receivables portfolio information and may be increased or decreased based on that review, but assuming sufficient Eligible
                              Receivables, is expected to provide an amount in cash contemplated in Annex II to Exhibit A of funding on the Closing Date (it being understood that the net amount of funding available will depend on the reserve levels, which cannot be determined until receipt and review of historical portfolio data).

Term of the Receivables       364 days, which term may be extended for
------------------------
Facility:                     additional 364-day periods with the
--------
                              agreement of all parties.

Purchasers:                   Park Avenue Receivables Corporation
----------                    ("PARCO") and other bank-sponsored multi-seller
                              commercial paper conduits (collectively, the
                              "Purchasers") acceptable to the Funding Agent and the Arranger, under an uncommitted (offering basis) facility.

Arranger:                     JP Morgan, a division of Chase Securities
--------
                              Inc. (the "Arranger").

Administrative Agent:         Chase (the "Administrative Agent").
--------------------

Funding Agent:                Chase (the "Funding Agent").
-------------

Collection Agent:             Initially the Borrower, subject to the
----------------              right of the

                              Funding Agent to transfer the servicing functions upon the occurrence of a Collection Agent Default (as defined below).

Description of APA            A committed facility (the "APA Facility") pursuant
------------------            to which the Committed Purchasers (as defined
Facility:                     below) are obligated, following the occurrence of
--------                      certain events, to purchase Transferred Interests
                              from (i) the Purchasers in order to fund maturing commercial paper ("CP") and (ii) the Receivables
                              Subsidiary if the Purchasers elect not to purchase. The purchases of Transferred Interests by the Committed Purchasers shall be made on a pro rata basis.

Transferred Interest:         The term "Transferred Interest" shall mean an
--------------------          undivided percentage ownership interest in all
                              outstanding Receivables as of any day equal to the Percentage Factor (as defined below) on such day.

Aggregate APA Commitment:     $204,000,000 (102% of the Facility Limit
------------------------      to cover CP discount).

Committed Purchasers:         Chase (on behalf of PARCO) and other
--------------------          financial institutions (on behalf of the other
                              Purchasers) (collectively, including Chase, the
                              "Committed Purchasers") acceptable to the
                              Purchasers, the Funding Agent and the Arranger that have short-term deposit ratings of at least
                              A-1 by Standard & Poor's Ratings Group ("S&P") and
                              P-1 by Moody's Investors Service, Inc.
                              ("Moody's").

Term of the APA Facility:     364 days, which term may be extended for
------------------------      additional 364-day periods with the
                              agreement of all parties.

Purchase of Transferred       Each Purchaser may, at any time in its discretion,
-----------------------       assign (without recourse, representation or
Interests From a Purchaser:   warranty) all or any of its right, title and
--------------------------    interest in its Transferred Interests to the
                              Committed Purchasers, provided -------- that no such assignment will be made on any day if (i) the relevant Purchaser is the subject of any bankruptcy, insolvency, reorganization or similar proceedings on such day or (ii) with respect to any Committed Purchaser, if such Committed Purchaser's pro rata share of the aggregate Purchase Price (as defined below) would exceed the unused amount of such Committed
                              Purchaser's commitment on such day.

                              The aggregate "Purchase Price" for any assignment of a Transferred Interest to the Committed Purchasers will be calculated on the basis of a formula which is based on performing, non-Defaulted Receivables (as defined below).

Usage Fees:                   The Purchasers will charge a usage fee of
----------                    0.75% on the Net Investment (as defined
                              below).  Additionally, the Purchasers
                              will charge an unused commitment fee of
                              0.25% per annum on the difference between
                              (a) the aggregate Committed Purchasers'
                              commitment and (b) the Net Investment.
                              All fees are payable monthly to the
                              Funding Agent.

Interest Rates:               The interest rates applicable to the
--------------                Receivables Facility will be, the CP Rate
                              (as defined below), if the purchase of
                              applicable Transferred Interests has been funded with the proceeds of a CP issuance, or if the funding takes place under the APA Facility, (a) the Adjusted
                              LIBOR Rate plus 1.75% per annum or (b) BR
                              (as defined below) plus 0.75% per annum.

                              The "CP Rate" will be equivalent to the weighted average of the discount rates on all CP (including dealer fees) issued by the Purchasers at a discount and outstanding during the related settlement period, converted to an annual yield-equivalent rate on the basis of a 360-day year.

                              Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of BR loans based on the Prime Rate) and interest shall be payable on the last day of each interest period.

                              "BR" is the Base Rate, which is the higher of (a) Chase's Prime Rate or (b) the Federal Funds Effective Rate plus 1.50% per annum.

                              The "Adjusted LIBOR Rate" will at all times include statutory reserves, if any.


                              Notwithstanding the foregoing, after the declaration of a Termination Event, the applicable interest rate will be BR plus 2.00% per annum.

Funding Timetable:            The Purchasers will give notice to the
-----------------             Funding Agent (a) by 1:00 P.M. (New York
                              City time) two (2) business days prior to a CP funding (or, in the case of the initial funding, by 9:00 A.M. on the Closing Date), or (b) by 1:00 P.M. (New
                              York City time) for advance(s) that same business day under BR pricing, or (c) by 1:00 P.M. (New York City time) three (3)
                              Adjusted LIBOR business days prior to a
                              Eurodollar funding.  The Funding Agent
                              will make such funds available by
                              2:00 P.M. (New York City time) to the
                              Purchasers or the depository designated
                              by the Purchasers.

                              Each assignment by a Purchaser to the Committed Purchasers will be made on a pro rata basis. However, should an Committed Purchaser in the syndicate fail to fund, all of the other non-defaulting Committed Purchasers will have the obligation to fund the shortfall, on a pro rata basis, of the non-defaulting Committed Purchasers, up to the extent of each Committed Purchaser's applicable commitment.

Priority and Assets:          The Purchasers shall have a first-priority
-------------------           perfected interest in all the following (the
                              "Assets"), none of which shall be subject to any other lien (except as agreed to by the Purchasers and permitted by the definitive documentation):
                              (a) all Receivables purchased under the RPA at any time on or after the Closing Date, (b) all the Receivables Subsidiary's right, title and interest in and to the RPA and related agreements and (c) all Collections. The Receivables

                              Subsidiary will also grant to the Purchasers a first-priority perfected security interest in all other unencumbered property of the Receivables Subsidiary to secure its obligations under the RTA.

Eligible Receivables:         The criteria for an "Eligible Receivable"
---------------------         will include, but not be limited to, a
                              receivable:

                              1.  which is subject to a valid sale and
                                  assignment from the originating Seller to the Receivables Subsidiary under the RPA which transfers to the Receivables Subsidiary good title thereto, free and clear of all liens other than those imposed in connection with the facility and other permitted liens;

                              2. from an obligor which is a United States resident and is not a government or government agency or an affiliate of any of the Sellers, the Receivables Subsidiary or the Purchasers and which is not the subject of an event of bankruptcy;


                              3. which has been billed and is required to be paid in full in accordance with the terms of the various contracts, however, not to exceed a number of days to be agreed upon;

                              4. which is denominated and payable only in United States dollars in the United States;


                              5.  which is not a Delinquent Receivable or
                                  Defaulted Receivable (in each case, as defined below);

                              6. which arises pursuant to a contract with respect to which the originating Seller has performed all obligations required to be performed by it thereunder, including, without limitation, shipment of merchandise and/or the performance of services purchased thereunder;

                              7.  which if purchased with the proceeds of
                                  commercial paper would constitute a "current transaction" within the meaning of section 3(a)(3) of the Securities Act of 1933, as amended;

                              8. which is an "account" or "general intangible" within the meaning of section 9-106 of the UCC of all applicable jurisdictions;

                              9. which arises under a contract which, together with such receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related obligor enforceable against such obligor in accordance with its terms and is subject to no dispute, offset, counterclaim or other defense other than unexpired volume or pricing discounts or rebates to which the obligor thereon may be entitled, provided that only such portion of
                                            --------
                                  such receivable subject to any such dispute, offset, counterclaim or defense shall be deemed ineligible under this criterion;

                              10. which, together with the contract related
                                  thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto;

                              11. which satisfied in all material respects all
                                  applicable requirements of the originating
                                  Seller's credit and collection policy;

                              12. which was generated in the ordinary course of
                                  the originating Seller's business;

                              13. from an obligor which has been directed to
                                  make all payments to a specified account of the originating Seller covered under a Lockbox Agreement (as defined below);

                              14. which has not been compromised, adjusted or
                                  modified for credit reasons, provided that only such portion of such receivable that has been so compromised, adjusted or modified shall be deemed ineligible pursuant to this criterion;

                              15. which the validity of the assignment thereof
                                  does not violate any law and does not require the consent of any person;

                              16. from an obligor, of which not more than a
                                  percentage to be determined of that obligor's aggregate receivables are more than a number of days to be agreed upon past their original invoice date;

                              17. which is an "eligible asset" within the
                                  meaning of Rule 3a-7 of the Investment Company Act of 1940, as amended; and

                              18. which does not arise under a contract that has
                                  been rewritten.

Collections:                  "Collections" means, with respect to any
-----------                   Receivable, all cash collections and other cash
                              proceeds of a Receivable including, without limitation, all finance charges, if any, and cash proceeds of the related security with respect to such Receivable, and any Deemed Collections (as defined below) of such Receivable.

Deemed Collections:           A "Deemed Collection" means that if on any day the
------------------            outstanding balance of a Receivable is reduced or
                              canceled as a result of either (i) any defective, rejected or returned goods or services, any chargeback, allowance, or any billing or other discount, rebate or adjustment by the originating
                              Seller, the Receivables Subsidiary or the Collection Agent, (ii) a setoff or offset in respect of any claim by any person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (iii) if any representation or warranty made by the Sellers, Receivables Subsidiary or Collection
                              Agent becomes untrue with respect to a Receivable, except in certain circumstances, the

                              Receivables Subsidiary shall be deemed to have received on such day a collection of such Receivable in the amount of such reduction or cancelation and shall be obliged to pay such amount to the Funding Agent.

Collection Account:           An account (the "Collection Account")
------------------            established for the benefit of the Purchasers for
                              the purpose of holding all Collections under certain circumstances.

                              During the revolving period of the Receivables Facility, the Purchasers' share of Collections in excess of discount and Servicing Fee (as defined below) will be reinvested in newly originated receivables. During the liquidation period of the Receivables Facility, the Collection Agent will deposit to the Collection Account the Purchasers' and/or the Committed Purchaser's Percentage Factor of all Collections received daily.

Lockbox Agreements:           Each bank at which the Sellers maintain
------------------            accounts for the purpose of receiving Collections
                              from receivables (a "Lockbox Bank") will be required to enter into an agreement with the Purchasers acknowledging the ownership and control of such accounts by the Receivables Subsidiary and the pledge of such accounts to the Funding Agent for the benefit of the Purchasers. The Funding
                              Agent will be permitted to give instructions to the Lockbox Banks upon a Collection Agent Default or certain Termination Events or Potential
                              Termination Events.

Collection Agent Defaults:    Customary for transactions of this type
-------------------------     (including notice and cure periods where
                              applicable), including bankruptcy of the
                              Collection Agent, failure of the Collection Agent to pay any amounts due under the transaction documents, failure of the Collection Agent to perform its duties under the transaction documents, and failure by the Collection Agent to deliver any Weekly Report or Settlement Report (in each case, as defined below) within a reasonable time frame.

III. RECEIVABLES FACILITY CALCULATIONS

Calculation of Transferred
--------------------------
Interest and Distribution
-------------------------
of Collections in Respect
-------------------------
of Net Investment:
-----------------

Net Investment:               The "Net Investment" is the sum of
--------------                amounts paid to the Receivables Subsidiary for
                              each Transferred Interest minus Collections (as defined below) applied by the Funding Agent to reduce the Net Investment.

Percentage Factor:            The Percentage Factor represents the
-----------------             Purchasers' ownership interest in the pool of
                              Receivables, expressed as a percentage, and is
                              calculated as the Net Investment plus Total
                              Reserves, divided by the Net Receivable Balance,
                              provided, however, that such percentage shall
                              --------
                              equal 100% during the liquidation period. The
                              Purchasers' share of Collections is based on the Percentage Factor.

Total Reserves:               The "Total Reserves" equal the sum of
--------------                amounts corresponding to (a) the Net Receivables
                              Balance times the sum of (i) the Loss and Dilution
                              Reserve percentage and (ii) the Carrying Cost
                              Reserve percentage and (b) the amount of outstanding Receivables times the Servicing Fee
                              Reserve Ratio (as defined below).

Net Receivables Balance:      The "Net Receivables Balance" represents
-----------------------       the aggregate balance of Eligible Receivables less
                              amounts in excess of the Concentration Factor (as defined below).

Concentration Factor:         Means, as of any Settlement Report date
--------------------          and continuing to, but not including, the next
                              Settlement Report date, for each obligor, a percentage to be agreed upon. The Funding Agent may agree to designate certain obligors as "Special Obligors" based upon the credit quality of such obligor. Each such Special Obligor will be permitted to exceed the Concentration Factor.

Delinquent Receivable:        "Delinquent Receivable" means a receivable as to
---------------------         which any payment, or part thereof, remains unpaid
                              for a number of days to be agreed upon or more from the original invoice date.

Defaulted Receivable:         "Defaulted Receivable" means a receivable
--------------------          (a) as to which any payment, or part thereof,
                              remains unpaid for a number of days to be agreed upon or more from the original invoice date for such receivable; (b) as to which an event of bankruptcy has occurred and is continuing with respect to the obligor thereof; (c) which has been identified by the Receivables Subsidiary or the Seller originating such receivable as uncollectible; or (d) which, consistent with the originating Seller's credit and collection policy, should be written off as uncollectible.

IV.  RESERVES                 The Receivables Facility will be
                              structured to a single A equivalent in
                              accordance with rating agency criteria
                              for trade receivables transactions.

Loss and Dilution Reserve:    The greater of (a) the sum of 12% and average
-------------------------     dilution (the "Minimum Loss Reserve") and (b) the
                              Loss Reserve Ratio plus the Dilution Reserve
                              Ratio.

                              "Loss Reserve Ratio" equals the product of (a) 2 times the highest 3-month average Default Ratio during the preceding 12 months time and (b) the loss horizon ratio. The Default Ratio is equal to the amount of receivables aged for a number of days to be agreed upon past the invoice date, divided by the aggregate amount of receivables originated four months prior. The "loss horizon ratio" is equal to the aggregate principal amount of receivables originated during the preceding number of months to be agreed upon divided by the Net Receivables Balance.

                              "Dilution Reserve Ratio" equals the product of (a) Days Sales Outstanding / 30 and (b) the sum of 2 times the Dilution Ratio plus the dilution volatility ratio. The Dilution Ratio is equal to the aggregate amount of dilution adjustments for each month, divided by the aggregate amount of receivables originated one month prior. The "dilution volatility ratio" is equal to the product of (a) the peak 12-month Dilution Ratio minus the 12-month average Dilution Ratio multiplied by (b) the peak 12-month Dilution Ratio divided by the 12-month average Dilution Ratio.

Carrying Cost Reserve:        As of any Settlement Report date and continuing
---------------------         until (but not including) the next Settlement
                              Report date, the Carrying Cost Reserve is an amount, expressed as a percentage, equal to (a) the product of (i) 2 times Days Sales Outstanding as of such day and (ii) the BR in effect as of such day plus 2%, divided by (b) 365 (or 366, as the case may be).

Days Sales Outstanding:       On any Settlement Report date, the number
----------------------        of calendar days equal to the product of (a) 91
                              and (b) the amount obtained by dividing (i) the total Receivables balance as of the last day of the immediately preceding calendar month by (ii) the aggregate amount of Receivables that arose during the three calendar months immediately preceding such Settlement Report date (or another similar calculation acceptable to the Funding
                              Agent), which calculation shall remain in effect until the next Settlement Report date.

Servicing Fee Reserve:        As of any Settlement Report date and
---------------------         continuing until (but not including) the next
                              Settlement Report date, the "Servicing Fee Reserve
                              Ratio" is an amount, expressed as a percentage, equal to (a) the product of (i) the Servicing Fee and (ii) 2 times Day Sales Outstanding as of such earlier Settlement Report date divided by (b) 360.

Servicing Fee:                The Collection Agent will receive a
-------------                 monthly fee based upon a percentage per annum to
                              be agreed upon (the "Servicing Fee") on the average amount of outstanding Receivables during such period.

V.   REPRESENTATIONS AND      Representations and warranties by the
     WARRANTIES               Sellers, Receivables Subsidiary and the Collection
                              Agent
                              under the transaction documents, shall be made upon each purchase and each (daily) reinvestment
                              (except that representations relating to
                              Receivables shall only be made with respect to newly-created Receivables) and will consist of those which are customary for transactions of this nature and those which are specific to this transaction, including, but not limited to, the following:

                              1. Such party is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation.

                              2. The execution, delivery and performance of the transaction documents have been duly authorized and will not contravene its charter or by-laws, and constitutes the legal, valid and binding obligation of such party.

                              3.  Upon each purchase or reinvestment in
                                  receivables the Purchasers shall be the lawful owner of, or shall acquire a valid and perfected first priority undivided percentage interest in each receivable then existing or thereafter arising, free and clear of any adverse claim other than permitted liens.

                              4. Under the RPA, the Receivables Subsidiary shall be the lawful owner of each receivable then existing or thereafter arising.

                              5. All information furnished by or on behalf of the Sellers, Collection Agent, and the Receivables Subsidiary is and will be true and complete in all material respects.

                              6. There are no actions, suits or proceedings pending or, to the knowledge of each such party, probable of assertion, against such party, which question the validity of the transactions or which individually or in the aggregate, could be reasonably expected to have a material adverse effect on such party's ability to perform its obligation.

                              7. No Termination Event or Potential Termination Event has occurred and is continuing.


                              8.  Each such party is in compliance in all
                                  material respects with ERISA.

VI.  CONDITIONS PRECEDENT     Usual for facilities and transactions of
     TO INITIAL PURCHASE      this type and those specified by the
     BY THE PURCHASERS        Funding Agent, including but not limited
                              to:

                              1. delivery of audited financial statements and other financial information;

                              2. perfected, first priority security interests in the receivables purchased;

                              3. representations and warranties are true and correct in all material respects;

                              4. full payment of fees due at closing on the Closing Date;

                              5. one or more legal opinions from counsel to the Sellers and the Receivables Subsidiary, in each case in customary form and reasonably satisfactory to the Funding Agent, to the effect that (a) the sales of receivables by the Sellers to the Receivables Subsidiary pursuant to the RPA are true sales for purposes of U.S. bankruptcy law and (b) a court would not order the substantive consolidation of the assets and liabilities of the Receivables Subsidiary with those of the Borrower or any of its affiliates, and addressing other customary matters;

                              6. other customary legal opinions from counsel to the Sellers and the Receivables Subsidiary, in each case reasonably satisfactory to the Funding Agent;

                              7. consummation of the Transactions shall have occurred or shall occur simultaneously with the initial purchase under the RTA;

                              8.  the Funding Agent shall have received
                                  confirmation that the Receivables Subsidiary has established Lockbox Accounts and the Collection Account, and the Funding Agent shall otherwise be satisfied with the arrangements for the collection of receivables to be purchased by the Receivables Subsidiary; and

                              9. the Funding Agent has performed a review of the credit and collection procedures of the Sellers, which may include, at the option of the Funding Agent, a receivables audit performed by, at the option of the Borrower, Chase's Specialized Due Diligence Group or third party auditors reasonably acceptable to both the Funding Agent and the Borrower.

VII.  COVENANTS               Affirmative and negative covenants by the
                              Sellers, the Receivables Subsidiary and the Collection Agent will consist of those which are customary for transactions of this nature and those which are specific to this transaction, including, but not limited to, the following:

                              1.  Such party will comply in all material
                                  respects with applicable laws.

                              2. Such party will furnish information and permit the inspection of its records.

                              3. Such party will keep and maintain records and books of account reasonably necessary or advisable for the collection of Receivables.

                              4. Such party will fully perform and comply with the contracts related to the Receivables.

                              5.  Such party will comply in all material
                                  respects with the credit and collection
                                  policies applicable to the Receivables.

                              6.  Such party shall cause obligors to cause
                                  Collections to be deposited directly to a lock-box account at a Lockbox Bank.

                              7.  Each Seller will treat and report each
                                  conveyance of Receivables as a sale.

                              8. Such party will not sell, assign or encumber any Receivables or Related Security or any lock-box account.

                              9. Such party will not extend, amend or otherwise modify the terms of any Receivable, except as permitted or contemplated.

                              10. Such party will not make any change in the
                                  character of its business or in the credit and collection policies which would impair the collectibility of the Receivables or otherwise adversely affect the interests or remedies of the Purchasers.

                              11. Such party will not merge or consolidate with
                                  or into any other person except for mergers that would not cause a Termination Event to occur under paragraph 5 below.

                              12. Such party will not add or terminate any
                                  lock-box account or change remittance
                                  instructions to obligors except as permitted or deposit or credit to any lock-box account any cash other than Collections of Receivables, except as permitted.

                              13. The Receivables Subsidiary will maintain a
                                  minimum net worth in an amount to be specified and will not incur any other indebtedness except as provided in the agreements.

VIII. TERMINATION

Termination Events:           Shall include but not be limited to the
------------------            occurrence of any of the following (subject to
                              notice and cure periods where applicable):

                              1.  a material breach of representation or
                                  warranty or failure to perform or observe any term or covenant (other than as described in paragraph 4 below) by any Seller, Collection Agent, or Receivables Subsidiary under the transaction documents;

                              2. the bankruptcy, insolvency, or receivership of any Seller, the Collection Agent, or Receivables Subsidiary;

                              3.  a Collection Agent Default shall have
                                  occurred;

                              4. any Seller or the Receivables Subsidiary shall default in the performance of any payment required to be made by it pursuant to transaction documents;

                              5.  a merger or transaction involving the
                                  Receivables Subsidiary or any Seller, whereby it is not the surviving entity (other than in the case of any Seller a merger or consolidation which does not, in the opinion of the Funding Agent, materially adversely affect the collectibility of the receivables or the performance of such Seller's obligations under the transaction documents);

                              6. the Percentage Factor is greater than 100% unless the Receivables Subsidiary reduces the Net Investment on the next business day, bringing the Percentage Factor to less than or equal to 100%;

                              7. triggers based on the performance of the receivables portfolio, including dilution, default and agings;

                              8.  certain cross defaults to the Borrower's
                                  Senior Secured Facilities; and

                              9.  the termination of the RPA.

                              Upon the occurrence of any Termination Event, the Funding Agent may, or at the direction of the Required Committed Purchasers (as defined below) shall, by notice to the Receivables Subsidiary and Collection Agent, declare the commencement of a wind-down period, provided that, upon the
                                                --------
                              occurrence of certain Termination Events to be specified, the wind-down period shall be deemed to have occurred automatically upon the occurrence of such event. In addition, if any Termination Event occurs hereunder, (a) the Facility Limit shall be reduced as of each calendar date thereafter equal to the Net Investment as of such date and (b) no CP with respect to the Receivables Subsidiary will thereafter be issued by the Purchasers.

Voting:                       Amendments and waivers under the RTA and
------                        the other definitive documentation will require
                              the approval of Committed Purchasers holding commitment percentages aggregating more than
                              66-2/3% (the "Required Committed Purchasers") of the commitment percentages under the RTA, except that the consent of all Committed Purchasers shall be required with respect to (a) increases in the Facility Amount, commitment or participating percentages or Purchase Price, (b) reductions of interest or fees, (c) extensions of scheduled final termination and (d) certain releases of collateral.

IX.  OTHER

Expenses:                     The Receivables Subsidiary will pay
--------                      transaction costs (including reasonable legal
                              fees, fees and expenses of Chase's Specialized Due
                              Diligence

                              Group, rating agency fees and disbursements) and enforcement costs of the Funding Agent, the Arranger, the Committed Purchasers and the Purchasers.

Indemnities:                  The Sellers and the Receivables
-----------                   Subsidiary shall indemnify the Funding Agent, the
                              Arranger, the Committed Purchasers and the Purchasers for certain liabilities in connection with the Receivables Facility.

Minimum Purchase:             There shall be no purchase by the
----------------              Purchasers unless the Purchase Price shall be at
                              least $1,000,000, and if greater, in integral multiples of $100,000 or if less at such time, the remaining available amount under the Receivables
                              Facility. This requirement shall not apply to reinvestments.

Reporting Requirements:       Reporting Requirements will include:
----------------------
                              1.  a weekly report (a "Weekly Report") indicating
                                  the total amount of non-Defaulted Receivables and such other information as shall be reasonably specified by the Funding Agent;

                              2. a monthly settlement report (a "Settlement Report") to the Funding Agent and Purchasers setting forth the Net Receivable Balance, the required reserve calculations, the Percentage Factor, and providing receivable performance and agreement compliance information;

                              3. a report which the Receivables Subsidiary will provide to the Funding Agent, on each day wherein the Receivables Subsidiary requests an increase in the Purchasers' Net Investments, indicating, among other items, non-Defaulted Receivables as of such date; and

                              4.  quarterly unaudited and annual audited
                                  financial statements for the Receivables
                                  Subsidiary, and for the Borrower and its consolidated subsidiaries.

Further Assurances:           The Borrower will, at its expense, upon
------------------            the request of the Administrative Agent (in
                              consultation with the Funding Agent), from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, within a reasonable time period after such request, such amendments, supplements and further instruments as necessary to enable the Purchasers' CP ratings (on an unwrapped basis) of A-1 and P-1 to be maintained. In furtherance of the foregoing, the Borrower will cooperate with each of Standard &
                              Poor's and Moody's and will provide the rating agencies such information as they may reasonably request.

Governing Law:                The State of New York.
-------------

Counsel to the Funding        Cravath, Swaine & Moore
-----------------------
Agent and the Arranger:
----------------------